UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2014

RIGHTSCORP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55097	33-1219445
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3100 Donald Douglas Loop North

Santa Monica, CA 90405

(Address of principal executive offices) (zip code)

310-751-7510

(Registrant’s telephone number, including area code)

Copies to:

Gregory Sichenzia, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2014, Christopher Sabec resigned as President and Robert Steele was elected President of Rightscorp, Inc. (the “Company”). Mr. Sabec will remain as the Company’s Chief Executive Officer and director.

Mr. Steele has served as the Company’s Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and director since October 2013 and previously served in such positions for the Company’s operating subsidiary Rightscorp, Inc., which he is co-founder of. Mr. Steele has more than twenty years experience as a technology entrepreneur. He designed and managed the development of our technology. He has seven years experience as the CEO of two technology companies in the mobile and digital imaging space. From March 2007 to December 2010, Mr. Steele was President and CEO of Steele Consulting where he provided consulting services to various public and private companies in the media, entertainment, business process outsourcing and green technology space.

From January 2003 to March 2007, Mr. Steele was the Chief Executive Officer, President, and Chairman of the Board of Directors of Quintek Technologies, Inc. a publicly traded company providing Business Process Outsourcing services to Fortune 500 companies. While at Quintek, Mr. Steele grew the company’s revenues by more than 600% and supervised a two-year contract with GMAC to process 35 million pages of loan documents. Prior to joining Quintek, in 1999, Mr. Steele founded iBrite, a mobile information software company in Reston, Virginia, and from May 1999 through June 2001 served as its Chief Executive Officer. The company established contractual partnerships with AOL and Global Knowledge to provide technology for delivering sophisticated content to mobile devices. From 1988 through 1998, Mr. Steele served as Corporate Vice President & Chief Technology Officer for CADD Microsystems, Inc. (CMI), currently the leading provider of Autodesk Computer Aided Design software, consulting, training, and integration services in the Washington, DC metropolitan area. During his time at CMI, Mr. Steele sold and supervised significant systems integration contracts with clients such as Lucent Technologies, Long Airdox Mining (Division of the Fortune 500 Berkshire Hathaway), ABB, GSA (General Services Administration), FAA (Federal Aviation Administration), FBI, and NRO (National Reconnaissance Office). Mr. Steele received a Bachelor of Science in Electronic and Computer Engineering from George Mason University in 1988.

On August 18, 2014, Brett Johnson was elected Chairman of the Company’s Board of Directors. Brett Johnson has served as a director of the Company since October 2013 and previously served as a director of the Company’s operating subsidiary Rightscorp, Inc. Since 2005, Mr. Johnson has been the CEO of Benevolent Capital Partners and Advisors, a private equity and consulting company with investments in real estate, manufacturing and consumer brands, including Octagon Partners, Enzymatics, TerraCycle, and ClearPlex.

From 2010 to August 2012, Mr. Johnson was the CEO and President of Forward Industries (NASDAQ: FORD). Forward Industries designs, sources, markets and distributes accessories for the handheld consumer electronic product industry, including smartphones, tablets, notebook computers and medical monitoring and diagnostic equipment.

From 2001 to 2004, Mr. Johnson was the president of Targus, the leading global provider of mobile computing solutions with sales of $545 million. From 1998 to 2009, Mr. Johnson served as an executive director on Targus Group International’s (Targus) board of directors. With offices in 36 geographies and sales in 145 countries, Targus designs and markets a broad range of notebook carrying cases and accessories for mobile computing consumers. Prior to his promotion to president of Targus, Mr. Johnson served as managing director of Targus EMEA (Europe, Middle East and Africa) and AsiaPacific from 1997 to 2001 and resided in London, UK.

Mr. Johnson is a member of the Board of Directors of Blyth Inc. (NYSE: BTH). Blyth is a $1 billion direct to consumer sales company and leading designer and marketer of accessories for the home and health & wellness products. Mr. Johnson is a member of the Young Presidents Organization (YPO) and earned a bachelor’s degree from Brown University and an Executive Masters of Business Administration (EMBA) from Pepperdine University. Mr. Johnson is a member of the Board of Trustees for Choate Rosemary Hall and is a Senior Fellow in Entrepreneurship and a member of the Board of Visitors for the Graziadio School of Business at Pepperdine University. Mr. Johnson resides in Venice, California, with his wife, Adrienne, and their daughter, Amelie. Mr. Johnson’s business executive experience qualifies him to serve on the Company’s board of directors.

Item 8.01 Other Events.

On August 21, 2014, the Company issued a press release regarding Mr. Steele’s election as President and Mr. Johnson’s election as Chairman. A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGHTSCORP, INC.

Dated: August 22, 2014	By:	/s/ Christopher Sabec
	Name:	Christopher Sabec
	Title:	Chief Executive Officer

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